Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement, dated as of December 1, 2007 (the “Effective Date”), by and between ACTIVISION, INC., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the “Company”), and BRIAN G. KELLY (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive are parties to an employment agreement dated May 22, 2000 as amended on December 29, 2006 (the “Original Agreement”);

WHEREAS, the Company, Vivendi, S.A., a Societe Anonyme organized under the laws of France (“Vivendi”), Vivendi Games Acquisition Company LLC, a limited liability company organized under the laws of the State of Delaware (“Vivendi LLC”), Vivendi Games, Inc., a Delaware corporation (“Games”), and Sego Merger Corporation, a Delaware corporation (“Merger Sub”), have proposed to enter into a Business Combination Agreement (“BCA”) in order to combine the respective businesses of Games and the Company, pursuant to which, among other things, (i) Vivendi shall purchase (the “Share Purchase”) from the Company a number of newly issued shares of common stock, par value $0.000001 per share, of the Company (“Company Common Stock”) and (ii) Merger Sub shall be merged with and into Games (the “Merger” and, together with the Share Purchase, the “Combination Transactions”) pursuant to which (x) each share of common stock, par value $0.01 per share, of Games shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined in the BCA) and (y) Games shall become a wholly-owned subsidiary of the Company;

WHEREAS, concurrently with the execution of the BCA, in order to induce Vivendi, Vivendi LLC and Games to enter into the BCA, the Executive has agreed to enter into this Amended and Restated Employment Agreement (this “Agreement”), between the Executive and the Company, effective on the Effective Date and subject to the provisions hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and the Executive is willing to serve as an employee of the Company subject to the terms and conditions of this Agreement;

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board approved the execution and delivery of this Agreement by the Company at a meeting of the Compensation Committee held on December 1, 2007;

WHEREAS, this Agreement has been provided to and reviewed by the Board of Directors of Vivendi;

WHEREAS, the Company, Vivendi and the Executive agree that it is a condition of the Combination Transactions that the Executive executes the Agreement;

WHEREAS, the Company and the Executive agree that this Agreement will amend and supersede the Original Agreement in its entirety; and

WHEREAS, in consideration for this Agreement, the Executive has waived his rights to certain payments and benefits under the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Position and Duties

(a)           The Company agrees to continue to employ the Executive, and the Executive agrees to be employed, as Co-Chairman of the Company reporting only to the Board. The Executive shall have such powers, duties, authorities and responsibilities as are consistent with Executive’s position and title, including acting as co-chairman of any meeting of the Board and, as requested by the Chairman, coordinating and supervising Board meetings. The Executive shall assist and advise the Company’s Chief Executive Officer in connection with strategic initiatives (including acquisitions), corporate governance, organizational structure, compensation policies, succession planning, financing and other matters mutually agreed upon by the Executive and the Board. At all times during the Employment Period (as defined in Section 2 below), the Executive shall, unless he otherwise elects, be nominated for election by the shareholders of the Company to the Board.

(b)           During the Employment Period the Executive agrees to devote such time, attention and efforts to the business and affairs of the Company as may be necessary to discharge the duties and responsibilities reasonably assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Notwithstanding the forgoing, during the Employment Period the Executive shall be permitted to work on family and investment businesses and other business activities that are not Competitive Businesses (as defined in Section 11(b) below) and do not conflict with the Executive’s obligations to the Company.

(c)           It shall not be a violation of this Agreement for the Executive to engage in any activity which is, in the good faith opinion of the Executive, not inconsistent with the Company’s interests and prospects, including, without limitation, (a) serving on civic or charitable boards or committees; (b) serving as a director of any company that is not in a Competitive Business; (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; (d) managing personal investments; (e) serving as an officer or director of (i) entities formed to manage family or personal investments that are not in a Competitive Business or (ii) closely-held private companies that are not in a Competitive Business; and (f) attending conferences conducted by business organizations; provided, however, that such activity does not significantly interfere with the performance of Executive’s duties and responsibilities hereunder. It is expressly understood and agreed that to the extent that any activity has been conducted by the Executive prior to the Effective Date, the continued conduct of such activity (or the conduct of an activity similar in nature and scope thereto) during the Employment Period shall be deemed not to interfere with the performance of the Executive’s duties and responsibilities to the Company and shall not constitute a violation of this Agreement.

(d)           During the Employment Period, the Executive shall be based at the Company’s offices in New York, New York. Except for periodic travel assignments, the Executive shall not, without his consent, be required to perform services for the Company at any place other than the Company’s New York offices which shall at all times, unless the Executive otherwise consents, be within a 20 mile radius of the Company’s current New York offices. Notwithstanding the forgoing, (i) the Executive acknowledges that he shall be required to travel to the Company’s principal place of business in California from time to time, although not more often than as was generally the case prior to the Effective Date and (ii) the Executive shall be entitled to perform his services at any location he chooses.

2.                                      Effectiveness; Employment Period

The employment of the Executive under the terms of this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on March 31, 2011 (the “Expiration Date”). Notwithstanding anything contained herein to the contrary, the Executive’s employment pursuant to the terms of this Agreement is subject to termination pursuant to Section 5 below.

3.                                      Compensation

The Executive shall receive the following compensation (the ”Compensation”) for his services hereunder:

(a)           Base Salary. The Company shall pay to the Executive a base salary (“Base Salary”) in respect of each calendar year of the Company or portion thereof during the Employment Period. Commencing on the Effective Date, the Base Salary shall be $876,920 annually. Beginning on April 1, 2008, the Base Salary shall be reduced to $450,000. On April 1st of each year of the Employment Period, beginning on April 1, 2009, the Base Salary shall be reviewed and may be increased, but not decreased, by an amount determined by the Compensation Committee, in its sole and absolute discretion. The Base Salary shall be paid in accordance with the customary payroll practices of the Company at regular intervals, but in no event less frequently than every month, as the Company may establish from time to time for senior executive employees of the Company. The Base Salary shall be prorated with respect to any partial calendar years during the Employment Period.

(b)           Annual Bonus. For fiscal year 2008, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) based upon the Company achieving financial and business objectives for fiscal year 2008, in accordance with the Executive Bonus Plan previously approved by the Compensation Committee. The Annual Bonus may be paid in cash, shares of Company Common Stock, stock options or other equity-based awards or any combination thereof as determined by the Compensation Committee in its sole discretion. The Company shall pay the Annual Bonus to the Executive no later than two and a half (2 ½) months after the end of the fiscal year for which the Annual Bonus is awarded provided that, except as otherwise provided in this Agreement, the Executive remains continuously employed by the Company or its subsidiaries and affiliates (the “Company Group”) through the date on which the Annual Bonus is paid. With respect to any fiscal year during the Employment Period subsequent to fiscal year 2008, the Executive shall not be entitled to any annual or other bonus unless explicitly determined otherwise by the Compensation Committee in its sole discretion.

4.                                      Other Benefits

(a)           Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in all health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements generally available to the U.S.-based senior executive group of the Company in accordance with the terms and conditions of such plans, programs and arrangements, as amended from time to time. In addition, during the Employment Period the Executive shall be entitled to participate in all perquisite programs available to the U.S.-based senior executive group of the Company on the terms and conditions then prevailing under such programs, as amended from time to time.

(b)           Expenses. During the Employment Period, the Executive shall be reimbursed by the Company for all reasonable travel, entertainment, conference expenses, organization dues and other business expenses incurred by the Executive in connection with the performance of the Executive’s services under this Agreement, subject to the Company’s policies in effect from time to time with respect to such expenses, including the requirements with respect to reporting and documentation of such expenses.

(c)           Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, including personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the ninety (90) day period immediately preceding the Effective Date, or, if more favorable to the Executive, as provided at any time after the Effective Date to the Executive or other U.S.-based senior executive officers. The Executive’s personal assistant may perform non-Company duties so long as such activities do not interfere with the assistant’s duties to the Company.

(d)           Vacation. During the Employment Period, the Executive shall not require or be entitled to vacation time.

(e)           Life Insurance. During the Employment Period, the Company shall continue to maintain a renewable term insurance policy or policies covering the life of the Executive in the amount of six million dollars ($6,000,000), naming the Executive’s estate or any other person designated by the Executive as beneficiary of such policy or policies. The Executive has the right to require the Company at any time to prepay all of the premiums associated with such policy or policies so as to ensure such policies remain in force for the entire Employment Period.

5.                                      Termination

The employment by the Company Group of the Executive shall be terminated as provided in this Section 5:

(a)           Death. Upon the Executive’s death (“Death”).

(b)           Disability.

(i)                                     The Company or the Executive, upon not less than thirty (30) days written notice to the other party (“Disability Notice”), may terminate the employment by the Company of the Executive if the Executive has been unable, by reason of physical or mental disability, to render, for 120 successive days or for shorter periods aggregating 210 days or more in any twelve (12) month period, services of the character contemplated by this Agreement and will be unable to resume providing such services within a reasonable period of time by reason of such disability (such circumstances being referred to as “Disability”).

(ii)                                  The determination of whether the Executive has become Disabled within the meaning of this Section 5(b) shall be made (A) in the case of a termination of employment by the Company, by a medical doctor selected by the Company, or (B) in the case of a termination of employment by the Executive, by Executive’s medical doctor. In the event the Company gives a notice of termination of employment under this Section 5, the Executive or his representative may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by Executive’s medical doctor. In the event the Executive gives a notice of termination of employment under this Section 5, the Company may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by a medical doctor selected by the Company. In either case, if such medical doctors do not agree with regard to the determination of Disability, they shall mutually choose a third medical doctor to examine the Executive, and the Disability determination of such third medical doctor shall be binding upon both the Company and the Executive.

(c)           Without Cause. By the Company, for any reason other than Death, Cause or Disability, but only upon a vote of a majority of the entire Board (or such other vote required pursuant to the Company’s By-Laws in effect at the time of such vote (the “By-Laws”)) at a meeting duly called and held at which Executive shall have the right to be present and be heard.

(d)           Cause. By the Company, for Cause, but only upon a vote of a majority of the entire Board (or such other vote required pursuant to the By-Laws) at a meeting duly called and held at which Executive shall have the right to be present and be heard. The term “Cause” means (i) a determination by a court of competent jurisdiction that the Executive has committed  any act of fraud or embezzlement in respect of the Company or its funds, properties or assets; (ii) conviction of a felony relating to the Executive’s actions as an executive of the Company under the laws of the United States or any state thereof (provided that all rights of appeal have been exercised or have lapsed) unless such acts were committed in the reasonable, good faith belief that his actions were in the best interests of the Company and its stockholders and would not violate criminal law; (iii) willful misconduct or gross negligence by the Executive in connection with the performance of his duties that has caused or is highly likely to cause severe harm to the Company; or (iv) intentional dishonesty by the Executive in the performance of his duties hereunder which has a material adverse effect on the Company.

In the case of any termination for Cause, the Company shall provide the Executive with a Notice of Termination (as defined in Section 6) giving the Executive at least thirty (30) days written notice of its intent to terminate this Agreement and his employment. The Notice of Termination shall specify (x) the effective date of his termination and (y) the particular acts or circumstances that constitute Cause for such termination. The Executive shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause. Within fifteen (15) days after any such explanation or cure, the Company will make its final determination regarding whether Cause exists and deliver such determination to the Executive in writing. If the final decision is that Cause exists and no cure has occurred, the Executive’s employment with the Company shall be terminated for Cause as of the Date of Termination (as defined in Section 6) specified in the Notice of Termination. If the final decision is that Cause does not exist or a cure has occurred, the Executive’s employment with the Company shall not be terminated for Cause at that time.

(e)           Resignation. By the Executive, other than for Good Reason (“Resignation”).

(f)            Good Reason. By the Executive, for Good Reason. As used herein, the term “Good Reason” means that, without the Executive’s prior written consent, there shall have occurred: (i) a reduction in the Executive’s Base Salary; (ii) a material reduction in the Executive’s benefits as set forth in Section 4(a) or 4(e); (iii) the assignment to the Executive of any duties inconsistent with the Executive’s position, duties, responsibilities, authority or status with the Company or a change in Executive’s reporting responsibilities, titles or offices as in effect prior to such assignment or change; (iv) the Company’s material breach or failure to perform, when due, any of its obligations under this Agreement; (v) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the applicable requirements with respect to Section 6 of this Agreement; (vi) Robert A. Kotick ceasing to be Chief Executive Officer of the Company; (vii) the removal of the Executive from the Board; (viii) a determination by the Executive, made in good faith, that the Executive is not able to discharge his duties effectively by reason of directives from the Board requiring the Executive to perform duties not directly related to the operations of the Company; or (ix) a failure by the Company to renew this Agreement at the conclusion of the Employment Period on such terms and conditions as are similar to the terms and conditions contained herein.

In the case of any termination for Good Reason, the Executive shall provide the Company with a Notice of Termination giving the Company at least thirty (30) days written notice of his intent to terminate this Agreement and his employment. The Notice of Termination shall specify (x) the effective date of his termination and (y) the particular acts or circumstances that constitute Good Reason for such termination. The Company shall be given the opportunity within fifteen (15) days after receiving the Notice of Termination to cure any basis for Good Reason. If no cure is effected, the Executive’s resignation shall be effective as of the Date of Termination (as defined in Section 6) specified in the Notice of Termination. If a cure is effected, the Executive’s resignation shall not be effective at that time.

6.                                      Notice and Date of Termination

Any termination of the Executive’s employment with the Company Group under Section 5, other than by reason of Death, shall be communicated by written Notice of Termination from the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The effective date of any termination of the Executive’s employment (the “Date of Termination”) shall be:

(i)                                     if the Executive’s employment is terminated by Death, the date of the Executive’s death;

(ii)                                  if the Executive’s employment is terminated without Cause or by the Executive for Good Reason, the later of (A) thirty (30) days after Notice of Termination is given and (B) the expiration of any applicable cure period;

(iii)                               if the Executive’s employment is terminated by reason of Disability, (i) thirty (30) days after the Disability Notice or (ii) upon a final determination, pursuant to Section 5(b) above, as the case may be, whichever is later; provided that the Executive shall not have returned to the full-time performance of his duties during such period; and

(iv)                              if the Executive’s employment is terminated on account of Cause or Resignation, the date specified in the Notice of Termination, which shall be no less than ten (10) nor more than thirty (30) days after such Notice of Termination is given.

7.                                      Compensation Upon Termination

Upon the termination of the Executive’s employment with the Company Group pursuant to Section 5, the Executive’s rights and the Company’s obligations under this Agreement shall immediately terminate and, except as provided in Section 17(m) of this Agreement, the Executive (or his heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below. The payments and benefits provided pursuant to this Section 7 are (x) provided in lieu of any severance or income continuation protection under any plan of the Company Group that may now or hereafter exist, (y) provided in addition to any payments the Executive (or his beneficiaries or estate, as applicable) may be entitled to receive pursuant to any pension or employee benefit plan or disability or life insurance policy maintained by the Company Group, and (z) except as provided in Section 17(m) of this Agreement, deemed to satisfy and be in full and final settlement of all obligations of the Company Group to the Executive under this Agreement. The Executive shall have no further right to receive any other compensation or benefits following the Date of Termination for any reason except as set forth in this Section 7.

(a)           Compensation Upon Death. In the event of a termination of the Executive’s employment with the Company Group upon Death, the Executive’s heirs, successors or legal representatives shall be entitled to receive:

(i)                                     the Base Salary through the Date of Termination, any unpaid Annual Bonus for any prior fiscal year, and any reimbursement due to Executive pursuant to Section 4(b) (the “Accrued Obligations”);

(ii)                                  an amount equal to the annual bonus the Executive earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days worked during the fiscal year in which the Date of Termination occurs and the denominator of which is 365 (the “Pro Rata Annual Bonus”);

(iii)                               the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, with the cost of such continued insurance or coverage being borne by the Company;

(iv)                              all outstanding options to purchase Company Common Stock granted to the Executive at any time prior to January 1, 2007 (the “Prior Options”) shall, to the extent not already vested, immediately vest, and all vested Prior Options (including the Prior Options that vest in accordance with this Section 7(a)) will remain exercisable until the earlier of their original expiration date or the fifth (5th) anniversary of the Date of Termination; and

(v)                                 all outstanding options to purchase Company Common Stock granted to the Executive on June 15, 2007 (the “June Options”) shall, to the extent not already vested, immediately vest, and all vested June Options (including the June Options that vest in accordance with this Section 7(a)) will remain exercisable until the original expiration date of the June Options.

(b)           Compensation Upon Disability. In the event of termination of the Executive’s employment with the Company Group for Disability:

(i)                                     the Executive shall be entitled to receive the Accrued Obligations;

(ii)                                  the Executive shall be entitled to receive the Pro Rata Annual Bonus;

(iii)                               the Executive shall be entitled to receive an amount equal to one (1) times the average base salary paid to the Executive for the three (3) most recent fiscal years immediately prior to the year in which the Date of Termination occurs;

(iv)                              the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, with the cost of such continued insurance or coverage being borne by the Company;

(v)                                 the Prior Options shall, to the extent not already vested, immediately vest, and all vested Prior Options (including the Prior Options that vest in accordance with this Section 7(b)) will remain exercisable until the earlier of their original expiration date or the fifth (5th) anniversary of the Date of Termination; and

(vi)                              the June Options shall, to the extent not already vested, immediately vest, and all vested June Options (including the June Options that vest in accordance with this Section 7(b)) will remain exercisable until the original expiration date of the June Options.

Payment of the Pro Rata Annual Bonus, the severance amount described in Section 7(b)(iii) and the accelerated vesting of the options described in clauses (v) and (vi) of this Section 7(b) are expressly conditioned upon the Executive’s execution of a waiver and release agreement in the form attached as Exhibit A to this Agreement (the “Release”) and the Release becoming effective and irrevocable in its entirety within ninety (90) days after the Executive’s Date of Termination (the “Release Period”).

Notwithstanding the above, if the Executive’s Disability is not such that the Executive is “disabled” for purposes of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits described in this Section 7(b) shall be subject to Section 17(c).

(c)           Compensation Upon Resignation Or Termination For Cause. In the event of termination of the Executive’s employment with the Company Group upon Resignation or termination for Cause:

(i)                                     the Executive shall be entitled to receive the Accrued Obligations;

(ii)                                  all unvested options shall expire on the Date of Termination;

(iii)                               upon a termination for Cause, all vested options shall expire on the Date of Termination; and

(iv)                              upon a Resignation, all vested options will expire on the earlier of (I) their original expiration date or (II) the later of (A) thirty (30) days following the Date of Termination and (B) the first date on which the Executive may sell shares of Company Common Stock over the primary exchange on which such Common Stock is listed for trading in accordance with applicable law and any applicable Company policy.

(d)           Compensation Upon Termination By Executive For Good Reason Or By The Company Without Cause. In the event the Executive’s employment with the Company Group is terminated by the Executive for Good Reason or by the Company without Cause:

(i)            the Executive shall be entitled to receive the Accrued Obligations;

(ii)           the Executive shall be entitled to receive the Pro Rata Annual Bonus;

(iii)          the Executive shall be entitled to receive an amount equal to three (3) multiplied by the average of the sum of the Base Salary and annual bonus paid to the Executive for the three (3) most recent fiscal years immediately prior to the year in which the Date of Termination occurs; provided, however, that in the event of a termination of employment pursuant to Section 5(f)(ix) the multiple used for purposes of this Section 7(d)(iii) shall be two (2);

(iv)          the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, with the cost of such continued insurance or coverage being borne by the Company;

(v)           the Prior Options shall, to the extent not already vested, immediately vest, and all vested Prior Options (including the Prior Options that vest in accordance with this Section 7(d)) will remain exercisable until the earlier of their original expiration date or the fifth (5th) anniversary of the Date of Termination; and

(vi)          the June Options shall, to the extent not already vested, immediately vest, and all vested June Options (including the June Options that vest in accordance with this Section 7(d)) will remain exercisable until the original expiration date of the June Options.

Payment of the Pro Rata Annual Bonus, the severance amount described in Section 7(d)(iii) and the accelerated vesting of the options described in clauses (v) and (vi) of this Section 7(d) are expressly conditioned upon the Executive’s execution of a Release and such Release becoming effective and irrevocable in its entirety on or prior to the last day of the Release Period.

Notwithstanding the above, the payments and benefits described in this Section 7(d) shall be subject to Section 17(c).

(e)           No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 or in Section 8 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 or in Section 8 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, except as specifically provided in this Section 7.

(f)            Time and Form of Payment of Severance Amounts. Subject to Section 17(c), (i) the Pro Rata Annual Bonus shall be paid to the Executive on the first (1st) business day following the Release Period, (ii) the Accrued Obligations will be paid to the Executive in a lump sum not later than the tenth (10th) business day following the Date of Termination, and (iii) the amounts payable pursuant to Sections 7(b)(iii) and 7(d)(iii) will be paid in equal installments over the twelve (12) month period commencing on the Date of Termination in accordance with the Company’s payroll practices as in effect from time to time; provided, however, that payment of such severance amounts shall immediately cease, and the Executive shall have no further rights with respect to such amounts, if the Executive has violated any of the provisions set forth in Sections 10, 11, or 12.

8.                                      Change of Control

(a)           For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon the occurrence of any of the following events:

(i)                                     any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 25% of the total outstanding voting stock of the Company; provided, that no Change of Control shall be deemed to have occurred under this clause (i) if the person or group acquiring 25% or more of the total outstanding stock of the Company (A) beneficially owns fewer shares than Vivendi and its affiliates in the aggregate, and (B) does not have, by virtue of such beneficial ownership or by contract the right to elect a majority of the Board;

(ii)                                  the individuals who constitute the Board as of the Effective Date (or, in the event that the Combined Transactions are consummated, as of the date of such consummation (the “Incumbent Board”) cease to constitute a majority of the Board, for any reason(s) other than (A) the voluntary resignation of one or more Board members or (B) the removal of one or more directors by the Company’s shareholders for good cause; provided, however (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (a)(i) above; or

(iii)                               the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however that any such transaction shall not constitute a Change of Control if the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of sixty-five percent (65%) of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction.

(iv)                              For purposes of this subsection, the term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “Person”), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “Control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “Affiliated,” “Controlling” and “Controlled” have meanings correlative to the foregoing;

provided, however, that in no event shall the Combination Transactions constitute a Change of Control under this Agreement; and provided, further, that no Change of Control shall be deemed to have occurred upon the acquisition of additional control of the Company by Vivendi or by any one person or more than one person acting as a group that beneficially owns, directly or indirectly, more than 50% of the total outstanding voting stock of the Company.

(b)           In the event that the Executive is an employee of the Company at the moment immediately prior to a Change of Control:

(i)                                     upon the consummation of the Change of Control, all Prior Options shall immediately vest and remain exercisable until their original expiration date, without regard to Executive’s continued employment with the Company pursuant to this Agreement and without regard to the terms of any option agreement or option certificate applicable to any Prior Options; and

(ii)                                  the Executive shall immediately vest, upon the consummation of the Change of Control, in the number of additional June Options equal to twenty (20%) percent of the June Options, and all vested June Options (including the June Options that vest in accordance with this Section 8(b)) will remain exercisable until the original expiration date of the June Options.

(c)           With respect to each Outstanding Option (as defined below) as of the date of the Change of Control, in the event that the Closing Share Value (as defined below) is greater than the exercise price of any such Outstanding Option, then the Executive shall have the right, separately with respect to each of the Outstanding Options, to either (A) retain the Outstanding Options, (B) exercise the Outstanding Options, or (C) forfeit the Outstanding Options and receive, in exchange therefore, a cash payment equal to the number of shares of Company Common Stock underlying the Outstanding Options multiplied by the amount that the Closing Share Value exceeds the exercise price of the Outstanding Options. For purposes of this Section 8(c):

(i)                                     “Closing Share Value” shall mean the Closing Price of the shares of the Company Common Stock on the date of the Change of Control;

(ii)                                  the “Closing Price” of a share of Company Common Stock on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the highest bid and lowest ask prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer used, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making market in the shares as such person is selected from time to time by the Board or, if there are no professional market makers making a market in the shares, then the value as determined in good faith judgment of the Board; and

(iii)                               the term “Outstanding Options” with reference to a particular date shall mean all vested options to purchase Company Common Stock held by the Executive as at such date, including options which vest and become exercisable pursuant to Section 8(b).

9.                                      Gross-Up Payment

(a)           If, during the Employment Period, there is a change in ownership or control of the Company that causes any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) to be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Determination of the Gross-Up Payment. Subject to the provisions of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive and reasonably acceptable to the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross-Up Payment may be due under this Section 9, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five (5) days of the later of (A) the due date for the payment of any Excise Tax and (B) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.

(c)           Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses incurred in connection with such contest (including payment as incurred of the fees and expenses of counsel selected by the Executive to represent him personally in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Timing of Payment. Notwithstanding anything in this Section 9, any Gross-Up Payment or reimbursement by the Company of expenses incurred by the Executive in connection with a litigation proceeding relating to the Excise Tax, as provided for in this Section 9, shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the litigation.

10.                               Non-Solicitation

During the Employment Period and for one (1) year thereafter (the “Restricted Period”), the Executive covenants and agrees that he shall not directly interfere with or attempt to interfere with the relationship between the Company Group and any person who is, or was during the then most recent six (6)-month period, an officer or employee of the Company Group or solicit, induce, hire or attempt to solicit, induce or hire any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities.

11.                               Non-Competition

(a)           During the Restricted Period, the Executive shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined). For purposes of determining whether the Executive is permitted to be a shareholder of a corporation engaged in a Competitive Business, the Executive’s ownership of less than 5% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S. securities exchanges or quotation system shall be permitted.

(b)           As used herein, the term “Competitive Business” shall mean any business engaged in publishing, distributing, programming, designing and marketing video games and entertainment software for personal computers.

12.                               Confidential Information

(a)           The Executive has executed or, if not previously executed, agrees to execute and be bound by the terms and conditions of the Company’s Employee Proprietary Information Agreement (“Proprietary Information Agreement”), attached hereto as Exhibit B.

(b)           During the Restricted Period, the Executive shall not use the confidential, trade secret information of the Company Group or any other unlawful means to directly or indirectly solicit, induce or entice any employee, client, customer, contractor, licensor, agent, partner or other business relationship of the Company Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Company Group.

13.                               Unenforceability

If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

14.                               Injunctive Relief

The Executive agrees that the restrictions and covenants contained in Sections 10, 11, and 12 and in the Proprietary Information Agreement are necessary for the protection of the Company and any breach thereof will cause the Company irreparable damages for which there is no adequate remedy at law. The Executive further agrees that, in the event of a breach by the Executive of any of Executive’s obligations under this Agreement, the Company shall have the absolute right, in addition to any other remedy that might be available to it, to obtain from any court having jurisdiction, such equitable relief as might be appropriate, including temporary, interlocutory, preliminary and permanent decrees or injunctions enjoining any further breach of such provisions.

15.                               Indemnification and Attorneys’ Fees

During the Employment Period and thereafter, the Company shall indemnify, hold harmless and defend the Executive to the fullest extent permitted by Delaware law and the Company’s articles of incorporation and by-laws in effect from time to time from all damages, claims, losses, and costs and expenses (including reasonable attorney’s fees) arising out of, in connection with, or relating to all acts or omissions taken or not taken by the Executive in good faith while performing services for the Company, and shall further promptly reimburse the Executive for all expenses (including attorney’s fees) incurred in (i) enforcing this Agreement and (ii) to a maximum of $15,000, in negotiating and drafting this Agreement. The Company shall use its best efforts to continue to maintain an insurance policy covering the officers and directors of the Company against claims and/or lawsuits, at least as favorable as such policy that is currently in effect, and shall cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors during the Employment Period and for a period of at least six (6) years thereafter.

16.                               Waiver

The Executive hereby waives any and all rights and payments under the Original Agreement or otherwise that arise or become due to the Executive by virtue of the Combination Transactions; provided, however, that upon consummation of the Combination Transactions, all Prior Options shall immediately vest in full; and provided, further, that such waiver shall not apply to payments or other benefits that may hereafter become due to the Executive upon a Change of Control following the consummation of the Combination Transactions pursuant to the terms and conditions contained herein.

17.                               Miscellaneous

(a)           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Employment Period, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(b)           Withholding. The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(c)           Section 409A.

(i)                                     If any amounts that become due under Sections 7 or 8 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(ii)                                  Notwithstanding anything herein to the contrary, if the Executive is a “Specified Employee,” for purposes of Section 409A, on the date on which he incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A shall be paid on the first (1st) business day after the date that is six (6) months following the Executive’s “Separation from Service” (the “409A Delayed Payment Date”); provided, however, that such delay shall apply if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts; provided, further, that a payment delayed pursuant to the preceding clause shall commence earlier than the 409A Delayed Payment Date in the event of the Executive’s Death prior to the end of the six (6) month period. On the 409A Delayed Payment Date, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence (the “Catch-Up Amount”), plus interest on the Catch-Up Amount equal to the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the Executive’s Separation from Service. Such interest shall be paid at the same time that the Catch-up Amount is paid. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

(iii)                               For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(iv)                              Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(d)           Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Activision, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405 Attention: General Counsel

with a copy to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Linda E. Rappaport

If to the Executive:	Brian G. Kelly c/o Activision, Inc. 100 Ocean Park Boulevard Santa Monica, CA 90405

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd St. New York, NY 10019 Attention: Michael J. Segal

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(e)           No Waiver. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

(f)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

(g)           Entire Agreement. This Agreement and the Proprietary Information Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and are intended to supersede all prior or contemporaneous employment negotiations, understandings and agreements (whether written or oral), including the Original Agreement. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

(h)           Successors; Binding Agreement. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators and legal representatives.

(i)            Expiration. This Agreement does not constitute a commitment of the Company with regard to the Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of the Executive’s employment under this Agreement pursuant to Section 5, neither the Company nor the Executive shall have any obligation to the other with respect to the Executive’s continued employment.

(j)            Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

(k)           Headings. The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.

(l)            Saturdays, Sundays and Holidays. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday in the State of New York, the date for such determination or action shall be extended to the first (1st) business day immediately thereafter.

(m)          Survivability. The provisions of Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17(c) shall survive the termination or expiration of this Agreement.

(n)           Legal Counsel; Right to Negotiate. The Executive acknowledges that he has been given the opportunity to consult with legal counsel or any other advisor of his own choosing regarding this Agreement. The Executive understands and agrees that any attorney retained by the Company or any member of management who has discussed any term or condition of this Agreement with him is only acting on behalf of the Company and not on the Executive’s behalf. The Executive hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this Agreement. The Executive acknowledges and confirms that he has read this Agreement and fully understands its terms and contents.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACTIVISION, INC.

By:	/s/ Robert J. Morgado
Name: Robert Morgado
Title: Director

/s/ Brian G. Kelly
Brian G. Kelly

Exhibit A

Release

Exhibit B

Proprietary Information Agreement